Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Oyster Point Pharma, Inc. of our report dated July 24, 2019 relating to the financial statements of Oyster Point Pharma, Inc., except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is October 18, 2019 relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 21, 2019